Larrea Biosciences, Inc.

1628 Marshall
Houston, Texas 77006-4122
832-695-0096 Fax 832-285-1307
www.LarreaRx.com
ps@larrearx.com

October 25, 2011

Larrea Biosciences Announces Loan Extension and Corporate Restructuring

Larrea Biosciences announces that it has extended it long term demand note of Two Million Fifty Five Thousand Dollars($2,055,509) with its lenders for five years until October 31, 2016. The lenders agreed to take stock in lieu of cash for interest payments due valuing that common stock at two cents a share and equaling nineteen million seventy-nine shares ($19,079,000) of common stock of Larrea Biosciences, which increases the shares outstanding to forty six million seventy-nine thousand four hundred thirty nine shares (46,079,439), giving the lenders effective control of seventy-one percent (71%) ofthe common stock of Larrea Biosciences. Fifty-one percent of the shares of Larrea Biosciences were originally pledged as collateral for the initial loans to Larrea in September of 2004, Larrea defaulted on this loan and subsequent loans in October of 2007, the lenders took stock in lieu of cash and extended the loan five years. The primary lender is Smetek and Associates, Inc. which controls a number of subsidiary companies which have lent Larrea Biosciences, Inc. funds since September, 2004. Smetek and Associates, controls another eight-million shares (8,000,000) of common stock for services rendered and  is also owed three hundred and eight thousand two hundred and thirty dollars ($308,230.31) in short term loans, which have been advanced to Larrea Biosciences in order for it to remain viable. Eighty-eight per cent (88%) of the common stock is controlled by Smetek and Associates, Inc. and the lenders.

Larrea Biosciences has also re-named one of its subsidiary companies, Gordian Resources, Inc. a Delaware Corporation, of which it currently holds one hundred percent of the Common Stock. Gordian will act as managing general partner in the acquisition of Natural Resource Assets, primarily Oil and Gas onshore in the lower continental United States. It is the intention of Larrea Biosciences to spin off the common stock of Gordian, after it acquires adequate funding to make acquisitions as a working interest owner in a number of fields and prospects and it has begun negotiations with the current owners of those prospects.

Questions regarding this press release can be answered by calling Larrea Biosciences at:

832-695-0096

Or E-mailing

Peter Smetek at: ps@larrearx.com